New Columbia Shareholder Committee
1343 L. Street, N.W.
Washington, D.C.  20005
1-800-732-2953
Fax (202) 898-3309
Newcolumbia@newcolumbia.com
www.newcolumbia.com


                         March 23, 1998

Dear Fellow Columbia/HCA Shareholder:

     As the date for the election of new directors at Columbia/HCA approaches, we and other shareholders believe that this is a unique moment in our company's history and one calling for uncommon steps. For these reasons, we have identified and nominated two outstanding candidates to serve as independent directors of our company: former SEC Commissioner Steven M.H. Wallman and former Medicare and Medicaid Administrator Howard Newman.

     We understand that the nomination of candidates by shareholders is an unusual step and one which should not be undertaken lightly. However, because of the extraordinary challenges facing the company in the coming year, there is the need for inclusion of directors who not only have the qualifications necessary to address the crucial issues facing our company, but also are independently selected.

     We anticipate that the company may also nominate qualified individuals from outside current management. However, in addition to bringing to the board superb qualifications and experience in securities law, good corporate governance, regulatory compliance, health care delivery and health care policy, Mr. Wallman and Mr. Newman will bring a perspective that can only be attained by individuals nominated directly by shareholders, independent of the guiding voice of management.

     Steven M.H. Wallman, 44, served on the Securities and Exchange Commission from July 1994 to September 1997. He earned a reputation as the SEC's foremost advocate for the right of shareholders to appropriately participate in the governance of the companies they own. Prior to his appointment to the SEC, he was a corporate and securities law partner in the Washington, D.C. law firm of Covington & Burling where he represented public companies on fiduciary responsibility issues, business transactions and disclosure obligations. He is currently a Senior Fellow (non-resident) at the Brookings Institution, a consultant and an entrepreneur. Mr. Wallman's proven record in promoting full and clear disclosure of information and active shareholder participation will make him a valuable addition to our Board.

     Howard Newman, 62, will bring a new depth of experience to Columbia/HCA's relationships with two crucial customers -- the Medicare and Medicaid programs which together account for 40% of company revenue. Newman served as Administrator of the Health Care Financing Administration (Medicare and Medicaid) in 1980-81 and as Commissioner of the Medical Services Administration (Medicaid) in 1970-74. He also spent 17 years as a hands-on hospital manager, including six years as President of the Dartmouth-Hitchcock Medical Center in Hanover, New Hampshire.
Mr. Newman is currently a professor in the Health Policy and Management program at the Robert F. Wagner Graduate School of Public Service at New York University, where he served as Dean in 1988-94.

     A copy of our preliminary proxy is available on EDGAR. You can obtain a copy of that document and fuller biographies of both candidates by returning the enclosed card.

     By supporting Messrs. Newman and Wallman you can add two truly independent voices -- a forceful shareholder advocate and a seasoned health care professional--to the Columbia/HCA board.

Sincerely,



Andrew Stern
Chairman SEIU Master Trust

                     Columbia/HCA Chronology


March 18, 1997: Shares close at 43 1/8th.

March 19, 1997: Federal agents raid four Columbia/HCA hospitals in El Paso, Texas, and the offices of 20 doctors affiliated with the company.

April 8, 1997: A class action lawsuit is filed on behalf of shareholders alleging securities fraud.

May 15, 1997: Shareholders vote, over management objections, to eliminate "poison pill."

July 16, 1997: The FBI and other federal agencies serve 35 search warrants at Columbia/HCA locations in seven states.

July 25, 1997: CEO Richard Scott and COO David Vandewater resign.

Vice chairman (former Chairman) Dr. Thomas Frist Jr. resumes the
Chairmanship  and becomes CEO.

July 30, 1997: Federal prosecutors in Florida indict three mid-level Columbia/HCA officials.

August 14, 1997: New York State Comptroller H. Carl McCall files a derivative shareholder lawsuit against current and former
Columbia directors, alleging that they placed the company at risk of prosecution for alleged fraudulent practices.


September 22, 1997: The New York Times reports a pledge by Dr.
Frist to name two independent directors before the end of October.

September 25, 1997: A class action lawsuit is filed on behalf of consumers alleging fraudulent practices at Columbia/HCA.

October 6, 1997: Federal investigators partially unseal an affidavit alleging "systemic" fraud at Columbia/HCA facilities.

November 24, 1997: Ten public pension funds and the SEIU fund join New York Comptroller McCall and New York State as plaintiffs in the derivative lawsuit.

January 14, 1998: CEO Frist states he will announce three new board members in about two weeks.

February 13, 1998: Columbia reports a net loss of $1.2 billion for the fourth quarter of 1997.

March 13, 1998: SEIU files preliminary proxy and notice to nominate Steven M.H. Wallman and Howard Newman as independent directors; as of this date, the company has neither named any independent directors nor announced its slate of director candidates.

March 19, 1998: One year after the original fraud raid, Columbia stock trades at 30 3/8ths, down 30% from the pre-raid price.


[chart of Columbia/HCA closing stock price for one year]

       Columbia/HCA Board Candidates Information Request

[side 1]

This is not a proxy card and cannot be used to vote in the election of directors.

To ensure that the person who should receive Columbia/HCA proxy related material receives information from the New Columbia
Shareholder Committee, please fill out and return this card by mail or fax (202) 898-3309.


Name:___________________________

Title:_____________________________

Fund/Firm Name:_____________________________

Address:__________________________________

Phone:________________________________

Fax:___________________________________

E-Mail:__________________________________

Please send me:     __ A copy of your preliminary proxy
                    __ Biographical details on Steven M. H.

                       Wallman and Howard Newman



[side 2]


New Columbia Shareholder Committee
1313 L St NW
Washington, DC 20005


Disclosure Statement with Reference to the Candidacies of Steven Wallman and Howard Newman for Election to
Board of Directors of Columbia/HCA Healthcare Corporation


The participants in this solicitation will be the New Columbia Shareholder Committee, Newman, Wallman, the SEIU Master Trust (a trust for pension funds jointly administered by SEIU officials and employers of SEIU members), and the Service Employees International Union ("SEIU"). The Committee was formed by the Trust and SEIU for the purposes of this solicitation and welcomes additional members. The Trust now owns about 47,200 shares of the Company's common stock for SEIU National Industry Pension Fund and other funds. In the past two years, the Trust has had more than 60 transactions in company stock, having owned 121,200 shares as of 12/31/95. The SEIU National Industry Pension Fund is one of the plaintiffs in the pending derivative suit against current and former officers and directors of the Company seeking a recovery for the Company. Other plaintiffs include more than 10 public pension systems, including New York State Common Retirement Fund and five New York City Employee funds. The SEIU Master Trust has proposed a shareholder resolution to give equal access to the Company's proxy card and proxy statement for all duly-nominated candidates for director.

SEIU will bear the costs of this solicitation, which are estimated at $30,000, which may include use of a professional solicitor, and include the provision of counsel to the candidates. It will not seek reimbursement from the Company. In addition, its regular staff will solicit proxies, for which they will receive no added compensation. The persons named in the proxy card are SEIU President Andrew L. Stern and SEIU Assistant Research Director Steve Askin. Proxies will be sought by mail, fax, telephone and personal interview. Neither Newman nor Wallman have worked for or received any compensation from any other participant. SEIU has agreed to indemnify them from expenses and claims arising from this solicitation. They have no agreements or other arrangements with anyone about their conduct as director if elected, nor about future transactions involving the Company, nor regarding future employment by the Company. None of the participants have any understandings or arrangements with anyone with respect to the Company's securities. Newman and Wallman do not own Company stock and have not had any transactions in the Company's stock or with Company. Local unions affiliated with SEIU represents about 1000 Company employees. The Company reported as of 12/96 it had about 285,000 employees and 13 hospitals with some union representation. SEIU locals regularly engage in negotiations over contracts at different facilities and currently are doing so for the Company's Los Robles facility (about 350 employees) and recently negotiated a successor agreement at the Metrowest facility. SEIU is currently engaged in an organizing effort at the Company's Sunrise hospital in Las Vegas. None of these facilities are on strike. Newman's business address: 4 Washington Square North, Room 33, New York University, New York NY 10003. Wallman's business address: 9332 Ramey Lane, Great Falls VA 22066-2025.